Exhibit 99.1

LM Funding America Announces January 2026 Production and Operational Update

- Bitcoin treasury as of January 31, 2026 was 364.1 BTC valued at $29.1 million or $1.36 per share[1]

TAMPA, FL, February 5, 2026 — LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin treasury and mining company, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended January 31, 2026.

Metric	December 2025	January 2026
- Bitcoin[2]
- Mined, net	7.5	7.8
- Sold	-	-
- Purchased	47.0	-
- Service Fee	-	-
- Bitcoin HODL	356.3[3]	364.1[3]
- Machines[2]
- Oklahoma	4,480	4,608
- Mississippi	2,378	2,378
- Storage	365	237
- Total Machines	7,223	7,223
- Hashrate (EH/s2)
- Oklahoma	0.52	0.54
- Mississippi	0.23	0.23
- Energized	0.75	0.77

“In January, our power assets demonstrated the flexibility and resilience of our operating model,” said Bruce Rodgers, Chairman and CEO of LM Funding. “During Winter Storm Fern, we proactively redirected power back to the grid to support local energy needs and help stabilize the grid during a critical period. As a result, we generated over a quarter’s worth of our average energy and curtailment sales in a single weekend and are forecasting sales of approximately $315,000 for the month, equivalent to nearly 4.0 Bitcoin.”

“Even with a weekend of curtailment during Winter Storm Fern, we increased our total Bitcoin production for the month as we brought our second immersion container in Oklahoma online,” said Ryan Duran, President of USDM. “Importantly, our energy and curtailment sales have effectively no associated marginal costs and offsets any potential lost mining revenue.”

Exhibit 99.1

The Company estimates that the value of its 364.1 Bitcoin holdings on January 31, 2026, was approximately $29.1 million or $1.361per share, based on a Bitcoin price of approximately $79,960 as of January 31, 2026, compared to a stock share price of $0.40 as January 30, 2026 close.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin treasury and mining company. The Company was founded in 2008 and is based in Tampa, Florida. The Company also operates a technology-enabled specialty finance business that provides funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risks of operating in the cryptocurrency mining business, our limited operating history in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, the ability to finance our site acquisitions and cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations

Orange Group

Yujia Zhai

[1]Bitcoin treasury calculated using 364.1 Bitcoin held as of 01/31/26 and Bitcoin price of approximately $79,960 as of 01/31/26. Bitcoin per share calculated using 21,455,892 diluted shares outstanding as of 1/31/2026 which includes 15,264,892 shares outstanding and 6,191,000 warrants with an exercise price of $0.001 per share as of January 31, 2026.

[2]Unaudited

LMFundingIR@orangegroupadvisors.com